SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Dear Valued Oak Ridge Small Cap Growth Fund Shareholder:

I am writing today to personally ask for your vote. As of today, the Oak Ridge Small Cap Growth Fund has not yet reached a quorum as it has not received the necessary voting participation from its shareholders.

On January 31, 2019 a Special Meeting was held to vote on an Agreement and Plan of Reorganization that provides for the tax-free reorganization of seven mutual funds managed by Oak Ridge Investments, LLC, each a series of the IMST Trust, into a newly created series of North Square Investments Trust. At the Special Meeting six of the seven Oak Ridge Funds received sufficient votes to approve the proposal.

A Special Meeting specifically for the Oak Ridge Small Cap Growth Fund will reconvene on March 29, 2019 in order to provide shareholders additional time to vote. The fund’s records indicate that we have not yet received your vote. We urge you to vote as soon as possible in order to allow the fund to obtain a sufficient number of votes to achieve the quorum required to hold the meeting as scheduled.

Your vote is important no matter the size of your fund holdings. Please vote promptly so your vote can be received prior to the March 29, 2019 Special Meeting of shareholders.

How to vote

Online: Visit the website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.
Phone: Call 844-858-7382, Monday–Friday, 9 a.m.–10 p.m., Eastern time to speak with a proxy specialist, or call the toll-free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.
Mail: Return the executed proxy card in the postage-paid envelope provided so it is received by March 29, 2019

Please note that if it is your or your firm’s policy not to participate in proxies, we would greatly appreciate you providing instructions to “abstain” as that will still help us achieve quorum.

I would be extremely thankful for your help and participation in this important initiative for the Oak Ridge Small Cap Growth Fund.

We truly appreciate your investment with Oak Ridge Funds and regret any inconvenience as a result of this process. Thank you again for your help and support.

Sincerely,

David M. Klaskin
CEO & Chief Investment Officer